Exhibit 4.53

Mr A. Finlay

C/o Grist Stock Management Australia

Level 10, 111 St George’s Tce

Perth WA 6000

19 April 2004

Dear Aaron,

Re: PSIVIDA

Following our recent discussions I have pleasure in offering you the position of Chief Financial Officer, Company Secretary & Public Officer (CFO) at Psivida Ltd (“Psivida”) commencing 3 May 2004. Terms and conditions are:

1. GENERAL DUTIES

The CFO position reports directly to the Managing Director and has responsibility for the following:

a)	Providing leadership and management of the finance activities of the group, including Statutory, Financial and Management accounting and reporting, financial policy, financial modelling, budgeting and forecasting;

b)	Providing the Managing Director and Board with financial assessments and information to ensure financial performance is monitored and actioned;

c)	Participating, as appropriate, in the development of the business planning process;

d)	Presenting the financial implications of alternative business situations to Executive Management so that informed decisions can be made to ensure the overall objectives of the organisation can be met;

e)	Preparing and timely lodging of all regulatory and administrative filings and reports for company at the Australian Securities and Investment Commission (ASIC), Australian Stock Exchange Limited (ASX), Australian Taxation Office and State or Federal Government agencies and regulatory bodies;

f)	Preparing all company board and shareholders minutes, notices of directors & shareholders meetings and liaising with the company’s share registrars;

g)	Advising the Board on issues of corporate governance and monitoring the companies compliance with the rules and regulations of ASIC, ASX and other applicable regulatory bodies; and

h)	Ensuring necessary & cost effective insurances are in place to protect the company & its officers.

Level 12 BGC Centre, 28 The Esplanade, Perth WA 6000 AUSTRALIA

Telephone: +61 8 9226 5099 Facsimile: +61 8 9226 5499

Email: psivida@psivida.com.au Web: www.psivida.com.au

ABN: 78 009 232 026

2. SALARY

An annual salary of $150,000 per annum, inclusive of a 9% company Superannuation contribution. You will be paid monthly on the last Friday of each month into the bank account of your choice.

You will be entitled to salary sacrifice the cost of your relocation to Perth.

3. PROBATIONARY PERIOD

A probationary period of three months applies to this position during which time the company may terminate your employment at its absolute discretion.

4. BONUS

You will be eligible for a bonus payment based on achievement of defined goals and targets. These will be qualified with you on commencement.

5. OPTIONS

You will be eligible to participate in the company’s Employee Share Option Scheme. Immediately on satisfactory completion of your probationary period, the company will offer you 600,000 options at an exercise price and exercise period determined at the time of grant which will be subject to performance milestones and continuing employment. You will be eligible for additional grants in future years.

6. CAR PARK

You will be eligible for an undercover car park space in the BGC Centre. The cost of this car park space will be met by the company.

7. TRAVEL INSURANCE

The company will arrange comprehensive travel insurance to provide personal cover when travelling on company business. The cost of this will be met by the company.

8. TERMINATION

Psivida may terminate your employment by giving you one month’s written notice to that effect, in which case your employment terminates on expiry of the notice. You may terminate your employment by giving one month’s notice to Psivida in which case, your employment will terminate on expiry of that notice.

PSivida may also terminate your employment without notice or payment in lieu if you:

(1)	are convicted of a criminal offence (which in the reasonable opinion of the Board brings the company into serious disrepute); or

(2)	become insolvent, commit an act of bankruptcy or cease for any reason to be eligible to hold office as a director of a company.

9. ANNUAL, SICK AND OTHER LEAVE

You are entitled to annual leave of four (4) weeks. The maximum amount that may be rolled over each year is eight (8) weeks.

Level 12 BGC Centre, 28 The Esplanade, Perth WA 6000 AUSTRALIA

Telephone: +61 8 9226 5099 Facsimile: +61 8 9226 5499

Email: psivida@psivida.com.au Web: www.psivida.com.au

ABN: 78 009 232 026

Sick leave will accumulate at a rate of 0.833 of day for each month of service. Payments in excess of the above sick leave entitlement will be entirely at the discretion of the company.

Leave for any other purpose will be entirely at the discretion of the company.

10 CONFIDENTIALITY

10.1 Confidential Information

All documents, notes and memoranda of any trade secrets or information concerning the business or affairs of the Company made or received by you during your employment are, as between the Company and you, the property of the Company, and you must deliver all such documents, notes and memoranda and all copies of and extracts or extrapolations from them to the Company immediately following the termination of your employment under this document, or at any time during the continuance of this document at the request of the Board.

10.2 Disclosure

Without prejudice to any common law duties or your obligations to the Company, you must not (except in the proper course of its duties) either before or after the termination of this document divulge to any person, and must use your best endeavours to prevent the publication or disclosure to any person of, any trade secret, or confidential information concerning the business or finances of the Company or any of its dealings, transactions or affairs.

11. SHARE TRADING POLICIES

You will be required to comply with the company’s rules from time to time covering share trading or investments or disposals in securities issued by the company

12. INTELLECTUAL PROPERTY

You, by accepting this offer, hereby assign absolutely to Psivida the entire copyright in the Literary Work throughout the world and all other rights of a like nature now subsisting or conferred in respect of the Literary Work by the law in force in any part of the world.

“Literary Work” shall mean and include any written material, drawing, plan or computer programme, invention or design, process or application made, created or performed by you in the performance of services under this document and includes any alteration or addition thereto.

You also agree that any product, design, technique, application or other discovery made or developed by you in the performance of the services will be immediately advised and described by you in full to Psivida and will be entirely the property of Psivida. You agree if so requested by Psivida to do all things reasonably necessary including executing documents and providing further information to enable Psivida to obtain the relevant patent, design or other rights in its name whether in Australia or elsewhere.

The provisions of the document relating to Intellectual Property will survive the expiration or any termination of the document.

Level 12 BGC Centre, 28 The Esplanade, Perth WA 6000 AUSTRALIA

Telephone: +61 8 9226 5099 Facsimile: +61 8 9226 5499

Email: psivida@psivida.com.au Web: www.psivida.com.au

ABN: 78 009 232 026

13. COMPLIANCE WITH LAWS AND REGULATIONS

You agree to comply with the requirements from time to time of all Acts of Parliament (whether State or Federal) and of regulations, by-laws and orders made thereunder and to the lawful requirements of public, municipal and other authorities in any way affecting the service to be performed by you and you agree to indemnify and hold harmless Psivida in the event of any breach of this obligation which causes loss or damage to Psivida in any way whatsoever.

14 PROVISION OF SERVICES AND DUTIES

14.1 General Duties

In discharging the your duties, you must:-

(a)	always act honestly, in good faith, without negligence and with professional skills as an employee of the Company with a view to promoting, advancing and improving the Business;

(b)	always comply with all lawful policies, directions and resolutions of the board; and

(c)	perform any services for any Related Body Corporate of the Company the Managing Director from time to time reasonably requires.

14.2 Time and Attention

You must devote the time and attention to providing the Services that is:-

(a)	not less than 80% or as agreed between the Company and the Employee from time to time; and

(b)	is necessary to ensure the proper discharge by the Employee of his obligations under this document.

It is understood that 20% of your time would be applied towards projects with Albion Capital Partners or Viaticus Capital Pty Ltd, but to the extent not required you will work on matters pertaining to pSivida.

15 WARRANTIES

The Employee warrants that all of the services to be provided by the Employee to Psivida shall be performed in an efficient manner in accordance with all applicable lawful requirements and the Employee shall exercise the standard of diligence, skill and care normally exercised by similarly qualified personnel in the performance of comparable services.

16 EXPENSES

On production of the relevant receipt, voucher, docket or other appropriate evidence, the Company must reimburse the Employee for any out of pocket expenses reasonably incurred by it in connection with the performance of the Employee’s duties under this document.

Level 12 BGC Centre, 28 The Esplanade, Perth WA 6000 AUSTRALIA

Telephone: +61 8 9226 5099 Facsimile: +61 8 9226 5499

Email: psivida@psivida.com.au Web: www.psivida.com.au

ABN: 78 009 232 026

17 TERMS OF OFFER

The terms and conditions of your contract as set out herein are subject to alteration by mutual written agreement between the parties. Please confirm your acceptance of the terms and conditions of your appointment by signing and returning to us the enclosed copy of this letter.

18 REVIEW OF SALARY AND LEAVE TERMS

18.1	The Company agrees to review your salary on the completion of each 12 month period. The review will take account of market conditions for comparable roles.

18.2	The Company agrees that you will be eligible for an additional 1 week annual leave after the first 3 years of service.

Yours sincerely,

/s/ Gavin Rezos
Gavin Rezos
MANAGING DIRECTOR
PSIVIDA LTD

I hereby accept the position of Chief Financial Officer, Company Secretary and Public Officer at Psivida Limited on the terms and conditions set out above.

by	/s/ Aaron Finlay
Aaron Finlay

Dated	/ /

Level 12 BGC Centre, 28 The Esplanade, Perth WA 6000 AUSTRALIA

Telephone: +61 8 9226 5099 Facsimile: +61 8 9226 5499

Email: psivida@psivida.com.au Web: www.psivida.com.au

ABN: 78 009 232 026